UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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United Therapeutics Corporation
(Name of Registrant as Specified In Its Charter)

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1110 Spring Street
Silver Spring, MD 20910

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of United Therapeutics Corporation will be held at United Therapeutics’ headquarters, 1110 Spring Street, Silver Spring, Maryland 20910, on Monday, June 26, 2006 at 9:00 a.m. for the following purposes:

1.                To elect three Class I directors for terms expiring at the 2009 Annual Meeting of Stockholders. The Board of Directors has nominated the following persons for election as Class I directors at the meeting:  Raymond Kurzweil, Martine A. Rothblatt and Louis W. Sullivan; and

2.                To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on May 1, 2006 are entitled to notice of, and to vote at, the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THIS MEETING.

By Order of the Board of Directors,

Paul A. Mahon
Secretary

May 8, 2006
Silver Spring, Maryland

UNITED THERAPEUTICS CORPORATION
1110 Spring Street
Silver Spring, MD 20910

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and enclosed proxy are furnished on or about May 8, 2006 to stockholders of United Therapeutics Corporation in connection with the solicitation by the Board of Directors of United Therapeutics of proxies to be voted at the 2006 Annual Meeting of Stockholders. The Annual Meeting will be held on Monday, June 26, 2006 beginning at 9:00 A.M. local time at our corporate headquarters, located at 1110 Spring Street, Silver Spring, Maryland 20910.

If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented by the proxy card will be voted in accordance with the stockholder’s directions or, if no directions are indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as specified in this Proxy Statement. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised by delivering to the Secretary of United Therapeutics at the above address either a written notice of revocation or a duly executed proxy bearing a later date. If a stockholder decides to attend the Annual Meeting and wishes to change his or her proxy vote, the stockholder may do so by voting in person at the meeting.

We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. Officers and other employees of United Therapeutics may solicit proxies in person or by telephone, fax, email or mail, and they will receive no additional compensation if they do so. At the close of business on May 1, 2006 (the “Record Date”), there were 23,570,074 shares of common stock of United Therapeutics outstanding and entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote, either in person or by proxy, at the Annual Meeting, and each share will have one vote.

Election of Directors

Our Board of Directors consists of eight members and is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, Raymond Kurzweil, Martine A. Rothblatt and Louis W. Sullivan are nominees for election as Class I directors for terms expiring at the 2009 Annual Meeting of Stockholders.

Proxies may not be voted for a greater number of persons than the number of nominees named. Proxies representing shares held as of the Record Date which are returned duly executed will be voted, unless otherwise specified, in favor of these three nominees for the Board. All of the nominees are currently directors of United Therapeutics.

Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the three persons named as nominees. If the proxy card is signed and returned without any direction given, shares of stock represented by the proxy will be voted FOR the election of the three nominees named on the proxy card. Each of the nominees has consented to be named herein and to continue to serve on the Board of Directors if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead such other person as the Board’s Nominating and Governance Committee may recommend to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE
NOMINEES AS CLASS I DIRECTORS OF UNITED THERAPEUTICS.

The following table presents information concerning persons nominated for election as directors of United Therapeutics and for those directors whose terms of office will continue after the meeting, including their current membership on committees of the Board of Directors, principal occupations or affiliations during at least the last five years and certain other directorships held. For additional information concerning the nominees for directors, including stock ownership and compensation, see DIRECTOR COMPENSATION, BENEFICIAL OWNERSHIP OF COMMON STOCK and EXECUTIVE COMPENSATION below.

Nominees for Election at the 2006 Annual Meeting of Stockholders

Raymond Kurzweil Age 58

Mr. Kurzweil is an inventor, entrepreneur and author, and has created several important technologies in the artificial intelligence field. He has received the National Medal of Technology, the MIT-Lemelson Prize, twelve honorary doctorates and honors from three U.S. Presidents. Mr. Kurzweil was selected as a 2002 inductee into the National Inventors Hall of Fame. Since 1995, Mr. Kurzweil has served as the Chief Executive Officer of Kurzweil Technologies, Inc., a technology development firm. He also serves as a member of the board of directors of Inforte Corp., a publicly traded technology consulting company. Mr. Kurzweil has served as a United Therapeutics director since 2002.

Martine A. Rothblatt, Ph.D., J.D., M.B.A. Age 51

Dr. Rothblatt started United Therapeutics in 1996 and has served as Chairman and Chief Executive Officer since its inception. Prior to founding United Therapeutics, she founded and served as Chairman and Chief Executive Officer of Sirius Satellite Radio. Her book, YOUR LIFE OR MINE: HOW GEOETHICS CAN RESOLVE THE CONFLICT BETWEEN PUBLIC AND PRIVATE INTERESTS IN XENOTRANSPLANTATION  was published by Ashgate in 2004. She has served as a United Therapeutics director since 1996.

Louis W. Sullivan, M.D. Age 72	Member, Compensation Committee Member, Nominating and Governance Committee

Dr. Sullivan currently serves as a Director of Bristol-Myers Squibb Company (his service ends on May 2, 2006), 3M Corporation (his service ends on May 9, 2006), CIGNA Corporation, Henry Schein, Inc., BioSante Pharmaceuticals, Inc. and Inhibitex, Inc. Dr. Sullivan was the founding President of Morehouse School of Medicine from 1981 to 1989 and 1993 to 2002, and he is now President Emeritus of Morehouse School of Medicine. Dr. Sullivan also serves as a founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council for the Boy Scouts of America and a member of the Board of Trustees of the Little League of America. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993. He has served as a United Therapeutics director since 2002.

Directors Continuing in Office
Raymond Dwek, F.R.S	Member, Nominating and Governance Committee
Age 64

Professor Dwek is a Fellow of the Royal Society, London, and currently serves as Director of the Glycobiology Institute, Professor of Biochemistry, and until September 2006 as head of the Department of Biochemistry at the University of Oxford. Professor Dwek has been serving in various positions at the University of Oxford since 1966. In 1988, Professor Dwek was the scientific founder of Oxford GlycoSciences PLC, which was publicly traded on the London Stock Exchange, and he served as a member of its Board of Directors until its sale in 2003. Professor Dwek and his team at Oxford University are the discoverers of our glycobiology platform. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Roger Jeffs, Ph.D. Age 44

Dr. Jeffs joined United Therapeutics in September 1998 as Director of Research, Development and Medical. Dr. Jeffs was promoted to Vice President of Research, Development and Medical in July 2000, and to President and Chief Operating Officer in January 2001. Prior to 1998, Dr. Jeffs worked at Amgen, Inc. as Manager of Clinical Affairs and Associate Director of Clinical Research from 1995 to 1998, where he served as the worldwide clinical leader of the Infectious Disease Program. Prior to Amgen, Dr. Jeffs worked in the clinical research group of Burroughs Welcome Co. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Christopher Patusky, J.D., M.G.A. Age 42	Vice Chairman Lead Director
Chairman, Nominating and Governance Committee Member, Audit Committee

Professor Patusky is the Executive Director and a member of the faculty of the University of Pennsylvania’s Fels Institute of Government where he has worked since January 2002. He has served as a United Therapeutics director since 2002 and his current term expires in 2008.

Christopher Causey, M.B.A. Age 43	Chairman, Compensation Committee Member, Audit Committee

Mr. Causey has served as the Principal of Causey Consortium, a professional services organization providing strategic planning and marketing advice to the healthcare industry, since 2002. Previously, Mr. Causey served as a senior marketing officer in a variety of healthcare and technology companies. From 2001 to 2002, Mr. Causey served as the Chief Marketing Officer for Definity Health Incorporated. From 1999 to 2001, Mr. Causey served as the Vice President for Marketing for DirectAg.com Incorporated. From 1997 to 1999, Mr. Causey served as the Vice President for Marketing for Allina Health System Incorporated. Prior to 1997, Mr. Causey served as the Director of Marketing and Account Management for Blue Cross and Blue Shield of Minnesota. He has served as a United Therapeutics director since 2003 and his current term expires in 2007.

R. Paul Gray Age 42	Chairman, Audit Committee Member, Compensation Committee

In 2002, Mr. Gray founded Core Concepts, LLC, a strategic and financial consulting firm, and he has continued to serve as its managing member. Since August 2005, Mr. Gray has served as a director of TenthGate, Inc., a private medical holding company. From May 2004 to May 2005, Mr. Gray served a one-year term as a director of Earth Search Sciences, Inc., a publicly traded company. From September 2001 to May 2004, Mr. Gray served as Director and Chief Financial Officer of Power3 Medical Products, Inc., a publicly traded company. From 2003 to November 2004, Mr. Gray served as a director of Vertica Software, Inc., a publicly traded company until the completion of a merger transaction in November 2004. From 1999 to 2001, Mr. Gray served as a Director and Chief Financial Officer of Millennium Health Communications, Inc., a start-up high technology company whose select intellectual properties were purchased and were operated by Power3 Medical Products, Inc. In 2001 and until May 2002, Mr. Gray also served as a Director and Chief Financial Officer of Reli-Communications, Inc., which operated telecommunications properties. Reli-Communications filed for bankruptcy protection in 2002 subsequent to Mr. Gray’s departure. From 1985 to 1999, Mr. Gray practiced as a Certified Public Accountant at Ernst & Young LLP, KPMG LLP and Beers & Cutler LLP. The Board of Directors has determined that he is an audit committee financial expert as defined under the rules and regulations of the Securities and Exchange Commission and meets the financial sophistication requirement of the listing standards of the NASDAQ Stock Market, Inc. (“NASDAQ”). He has served as a United Therapeutics director since 2003 and his current term expires in 2007.

Director Independence

The Board of Directors has determined that (i) Dr. Sullivan is “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards, (ii) Dr. Jeffs and Dr. Rothblatt are not “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to Dr. Jeff’s employment as President and Chief Operating Officer of United Therapeutics and Dr. Rothblatt’s employment as Chairman and Chief Executive Officer of United Therapeutics, (iii) Raymond Kurzweil is not “independent” in accordance with Rule 4200(a)(15) of the NASDAQ listing standards due to certain payments received in connection with the marketing and consulting agreements described below under CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, and that (iv) Mr. Causey, Professor Dwek, Mr. Gray and Professor Patusky, who are not standing for election at the 2006 Annual Meeting, are “independent” under Rule 4200(a)(15) of the NASDAQ listing standards.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Board of Directors has determined that all members of these committees meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Board has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.

Audit Committee

Members: R. Paul Gray (Chair), Christopher Causey, M.B.A., and Christopher Patusky, J.D., M.G.A.

The Audit Committee of the Board of Directors held five meetings during 2005. The Charter for the Audit Committee may be accessed electronically in the “Corporate Governance” section of the “About” page of our website located at www.unither.com or by writing to us at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Audit Committee’s responsibilities include: (a) assisting the Board in its oversight responsibilities regarding the integrity of our financial statements and the independent registered public accounting firm’s qualifications and independence; (b) preparing the report required by the United States Securities and Exchange Commission for inclusion in our annual proxy statement; (c) retaining and terminating our independent auditors; (d) approving in advance all audit and non-audit services to be performed by the independent auditors; (e) approving related party transactions; and (f) performing such other functions as the Board may from time to time assign to the Committee. Our Board of Directors has determined that Mr. Gray, the Audit Committee Chairman, is an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission. All of the members of the Committee meet the financial sophistication requirements of the NASDAQ listing standards.

Compensation Committee

Members: Christopher Causey, M.B.A. (Chair), R. Paul Gray, and Louis W. Sullivan, M.D.

The Compensation Committee of the Board of Directors held six meetings during 2005. The Charter for the Compensation Committee may be accessed electronically in the “Corporate Governance” section of the “About” page of our website located at www.unither.com or by writing to us at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Compensation Committee’s responsibilities include: (a) overseeing our incentive compensation plans and equity-based plans; (b) assisting the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to attract and retain management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of our management; (c) discharging the Board’s responsibilities relating to compensation of our executive officers; (d) evaluating our Chief Executive Officer and setting her remuneration package; (e) preparing an annual report on executive compensation for inclusion in our annual proxy statement; (f) making recommendations to the Board with respect to incentive-compensation plans and equity-based plans; and (g) performing such other functions as the Board may from time to time assign to the Compensation Committee. As part of its responsibilities, the Compensation Committee administers our 1997 Equity Incentive Plan, as amended and restated.

Nominating and Governance Committee

Members: Christopher Patusky, J.D., M.G.A (Chair), Raymond Dwek, F.R.S., and Louis W. Sullivan, M.D.

The Nominating and Governance Committee of the Board of Directors held one meeting during 2005. The Charter for the Nominating and Governance Committee may be accessed electronically in the “Corporate Governance” section of the “About” page of our website located at www.unither.com or by writing to us at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Nominating and Governance Committee’s responsibilities include: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of United Therapeutics and the Board; (b) identifying qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board a slate of nominees for election by the stockholders at the Annual Meeting of Stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in Board composition requirements; (d) reviewing candidates nominated by stockholders for election to the Board and stockholder proposals submitted for inclusion in our proxy materials; (e) developing plans regarding the size and composition of the Board and its committees; (f) proposing to the Board directors to serve as chairpersons and members on committees of the Board; (g) coordinating matters among committees of the Board; (h) reviewing management succession plans; (i) developing, evaluating, recommending to the Board and monitoring all matters with respect to governance of United Therapeutics; (j) monitoring our compliance with our legal and regulatory obligations; (k) serving as the Qualified Legal Compliance Committee within the meaning of §307 of the Sarbanes-Oxley Act of 2002; (l) conducting certain independent investigations into allegations of material violations; and (m) such other functions as the Board may from time to time assign to the Nominating and Governance Committee. The Nominating and Governance Committee will consider stockholder recommendations for director submitted in compliance with the procedure for nominating a director. The procedure for nominating a director at the 2007 Annual Meeting of Stockholders is described under DIRECTOR NOMINATIONS below.

Meetings of the Board

In addition to Board committee meetings, the Board of Directors held five meetings during 2005. All directors attended seventy-five percent or more of all Board meetings and committee meetings for the committees on which each director served in 2005. In accordance with applicable NASDAQ rules, the independent members of the Board of Directors met in executive session three times during 2005. We do not have a formal policy regarding directors’ attendance at annual stockholders meetings. Although our Board of Directors encourages all Board members to attend such meetings, such attendance is not mandatory. Five Board members attended the 2005 Annual Meeting of Stockholders.

Non-Employee Director Compensation

Description of Non-Employee Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing our management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors.

The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Non-employee directors receive a combination of annual cash retainers and stock option grants in amounts that correlate to the responsibilities of each director in their service to United Therapeutics. In addition to this compensation, members of the Board are also eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings and related activities, in accordance with our policy. Our two employee directors, Dr. Rothblatt and Dr. Jeffs, receive no separate compensation for their service as a director of United Therapeutics.

The following table describes our compensation practices for non-employee directors during 2005. This compensation arrangement was approved by the Board in April 2005 and will remain in effect for 2006.

	2005 Non-Employee Director Compensation
		Stock Option Awards
	Annual Cash	Initial (#)	Annual (#)
Board Membership	$25,000	20,000	15,000
Lead Director(1)	$25,000
Committee Chairmanship(2):
Audit Committee	$20,000	—	—
Compensation Committee	$15,000	—	—
Nominating & Governance Committee	$10,000	—	—
Committee Membership(2):
Audit Committee	$10,000	—	—
Compensation Committee	$7,500	—	—
Nominating & Governance Committee	$5,000	—	—

(1)          Lead director fee (for Professor Patusky) is paid in addition to the fee for Board membership. The Charter of the Nominating and Governance Committee requires that the Nominating and Governance Committee Chairperson convene and preside over all meetings of the independent directors and when serving in such capacity, this person is referred to as the “Lead Director” for the Board.

(2)          Committee chairmen receive the compensation indicated for committee chairmanship in lieu of the compensation for committee membership. Cash for committee chairmanship and committee membership is paid in addition to amounts for Board membership.

Non-employee directors of United Therapeutics receive stock option grants under our Amended and Restated Equity Incentive Plan. Non-employee directors’ initial and annual stock option awards are granted with an exercise price equal to the closing price of our common stock as reported on the NASDAQ Stock Market on the date of the Annual Meeting. These stock options will fully vest only if the director attends at least 75% of the Board and his or her Board committee meetings from the time of grant until the next annual meeting of stockholders. During 2005, we granted options to purchase 103,625 shares to our current non-employee directors, with a weighted average exercise price of $48.30 per share.

Directors may also be compensated for special assignments delegated by the Board, although no such compensation was paid during 2005.

Non-Employee Director Compensation Table

The following table lists the 2005 compensation earned by each non-employee director:

Director	Cash Compensation	Stock Options
Christopher Causey	$42,775	15,500
Raymond A. Dwek	$25,900	18,000
R. Paul Gray	$45,025	16,125
Raymond Kurzweil	$21,400	20,500
Christopher Patusky	$57,775	15,500
Louis W. Sullivan	$32,275	18,000

Stockholder Communications with Directors

We do not have a process for stockholders to send communications directly to the Board. Instead, stockholders are encouraged to address any communications with directors to our Secretary by overnight mail, acceptance signature required, at United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910. The Secretary will process and direct the communication to the appropriate director, officer or employee at United Therapeutics for response. Stockholders will receive a written acknowledgement from the Secretary upon receipt of his or her written communication. Stockholders may report concerns anonymously and confidentially.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 31, 2006 (unless otherwise specified) with respect to the beneficial ownership of our common stock by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each director and nominee, each of our Named Executive Officers (which includes our Chief Executive Officer and the three most highly compensated executive officers in 2005) and all of our directors and executive officers as a group. Unless otherwise noted, the address of each person listed below is our address.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares(2)
Janus Capital Management, LLC(3)	2,630,109	11.2%
151 Detroit Street
Denver, Colorado 80206
Martine A. Rothblatt, Ph.D., J.D., M.B.A.(4)	1,750,818	7.0%
HBK Investments L.P.(3)(5)	1,597,905	6.8%
300 Crescent Court, Suite 700
Dallas, Texas 75201
Ziff Asset Management, L.P.(3)(6)	1,475,939	6.3%
283 Greenwich Avenue
Greenwich, Connecticut 06830
Barclays Global Investors, NA.(3)(7)	1,367,808	5.8%
45 Freemont Street
San Francisco, California 94105

S.A.C. Capital Advisors(3)(8)	1,323,074	5.6%
72 Cummings Point Road
Stamford, Connecticut 06902
Roger Jeffs, Ph.D.(9)	322,106	1.4%
Paul Mahon, J.D.(10)	129,763	*
Fred T. Hadeed(11)	117,630	*
Raymond Dwek , F.R.S. (12)	43,439	*
Christopher Patusky, J.D.(13)	41,183	*
Louis W. Sullivan, M.D.(14)	35,854	*
R. Paul Gray(15)	20,000	*
Raymond Kurzweil(16)	18,435	*
Christopher Causey(17)	11,550	*
All directors and executive officers as a group (10 persons)(18)	2,490,778	9.7%

*                    Less than one percent.

(1)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes ownership of those shares over which the person has sole or shared voting or investment power. Beneficial ownership also includes ownership of shares of stock subject to rights, options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days after March 31, 2006. Except where indicated otherwise, and subject to community property laws where applicable, to our knowledge, the persons listed in the table above have sole voting and investment power with respect to their shares of common stock.

(2)          Ownership percentage is based on 23,519,184 shares of common stock outstanding on March 31, 2006, plus, as to the holder thereof and no other person, the number of shares (if any) that the person has the right to acquire as of March 31, 2006 or within 60 days after March 31, 2006 through the exercise of stock options or other similar rights.

(3)          Beneficial ownership information obtained from a Schedule 13G, or amendment thereto, filed by the named beneficial holder between January 2006 and April 2006. This information is as of the Schedule 13G filing date.

(4)          Includes 50,173 shares held by her spouse. Also includes currently exercisable options to purchase 1,487,982 shares held by Dr. Rothblatt and currently exercisable options to purchase 1,468 shares held by her spouse. Dr. Rothblatt disclaims beneficial ownership of all shares and options held by her spouse.

(5)          The Schedule 13G was filed on behalf of HBK Investments, L.P., HBK Partners II L.P., HBK Management L.L.C., Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar. The address of principal business office for each of these Reporting Persons is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(6)          The Schedule 13G was filed on behalf of Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities, L.L.C. The address of principal business office for each of these Reporting Persons is 283 Greenwich Avenue, Greenwich, Connecticut 06830.

(7)          The Schedule 13G was filed on behalf of Barclays Global Investors, NA. and Barclays Global Fund Advisors. The address of principal business office for each of these Reporting Persons is 45 Freemont Street, San Francisco, California 94105.

(8)          Based on information contained in Amendment No. 1 to the Schedule 13G, the amended Schedule was filed by: (i) S.A.C. Capital Advisors, LLC, (“SAC Capital Advisors”) with respect to shares beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant”); (ii) S.A.C. Capital Management, LLC, (“SAC Capital Management”) with respect to shares beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); (iv) Sigma Capital Management, LLC (“Sigma Management”) with respect to shares beneficially owned by Sigma Capital Associates, LLC (“Sigma Capital Associates”); and (v) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, Sigma Management and Sigma Capital Associates. The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Advisors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, and (ii) SAC Capital Management and Sigma Management is 540 Madison Avenue, New York, New York 10022.

(9)          Includes currently exercisable options to purchase 309,173 shares.

(10)   Includes currently exercisable options to purchase 114,763 shares.

(11)   Includes currently exercisable options to purchase 116,630 shares.

(12)   Includes currently exercisable options to purchase 43,439 shares.

(13)   Includes currently exercisable options to purchase 37,333 shares and 1,850 shares held as trustee of family trust.

(14)   Includes currently exercisable options to purchase 35,854 shares.

(15)   Includes currently exercisable options to purchase 20,000 shares.

(16)   Includes currently exercisable options to purchase 18,435 shares.

(17)   Includes options to purchase 9,750 shares and 1,200 shares held by his spouse as UGTMA trustee on behalf of his children.

(18)   Includes options to purchase 2,194,827 shares.

Executive Compensation

The table below sets forth the annual and long-term compensation for services in all capacities to United Therapeutics for the years ended December 31, 2005, 2004 and 2003 of the Chief Executive Officer and the most highly compensated executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2005 (the “Named Executive Officers”). During 2005, in addition to the Chief Executive Officer, there were a total of three Named Executive Officers serving United Therapeutics.

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation				Securities
Name And Principal Position in 2005	Year	Salary	Bonus	Other Annual Compensation(1)		Underlying Options (#)
Martine A. Rothblatt	2005	$660,000	$180,000	$13,541	(2)	1,168,699 (3)
Chairman and Chief	2004	600,000	300,000	9,836	(2)	—
Executive Officer	2003	600,000	—	—		56,274
Roger Jeffs	2005	600,000	120,000	3,523,417	(4)	175,000
President and Chief	2004	550,000	200,000	1,300,294	(4)	138,400
Operating Officer	2003	500,000	200,000	565,762	(4)	99,272
Fred T. Hadeed	2005	600,000	80,000	2,894,243	(5)	245,280 (6)
Executive Vice President for	2004	500,000	125,000	618,684	(5)	28,800
Business Development and	2003	400,000	150,000	—		72,317
Chief Financial Officer
Paul A. Mahon	2005	535,000	60,000	2,534,488	(7)	150,000
Executive Vice President,	2004	500,000	100,000	616,327	(7)	78,800
Strategic Planning, General	2003	400,000	150,000	—		72,596
Counsel and Secretary

(1)          Beginning January 1, 2004, we made “matching contributions” under our 401(k) Plan equal to 20% of each participant’s qualifying salary contributions.

(2)          Of the amount shown, approximately $5,000 for 2005 and $3,000 for 2004 is related to the use of a company car and $6,000 for 2005 and $4,000 for 2004 is related to travel for a family member.

(3)          Of the amount shown, 501,500 options were awarded as a result of the June 2004 stock option repricing discussed in REPORT OF THE COMPENSATION COMMITTEE below, and 298,592 options were awarded as Dr. Rothblatt’s delayed 2004 grant following completion of the stock option repricing period.

(4)          Of the amount shown, approximately $3,517,000, $1,294,000 and $561,000 related to the exercise of stock options and sale of common stock in 2005, 2004 and 2003, respectively.

(5)          Of the amount shown, approximately $2,878,000 and $610,000 related to the exercise of stock options and sale of common stock in 2005 and 2004, respectively.

(6)          Of the amount shown, 20,280 options were awarded as a result of the June 2004 stock option repricing discussed in REPORT OF THE COMPENSATION COMMITTEE below, and 75,000 options were awarded as Mr. Hadeed’s delayed 2004 grant following completion of the stock option repricing period.

(7)          Of the amount shown, approximately $2,532,000 and $611,000 related to the exercise of stock options and sale of common stock in 2005 and 2004, respectively.

Stock Option Grants and Exercises

The following tables show for the year ended December 31, 2005 certain information regarding options granted to, and held at year-end by, the Named Executive Officers. Each of the options listed in the table below was granted pursuant to our Amended and Restated Equity Incentive Plan. The percentages shown in the first table are based on an aggregate of 2,564,303 options granted in 2005, including to the Named Executive Officers. Options were granted with an exercise price equal to the closing price for our common stock as reported on the NASDAQ National Market on the date of grant. Upon grant to all persons other than the Chief Executive Officer, the vesting of these options was such that one-third became exercisable a year from the date of grant, and one-third would vest on each of the second and third anniversaries of the date of grant. Grants to the Chief Executive Officer are vested fully when granted in accordance with the terms of her employment agreement.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options			Annual Rates of
	Underlying	Granted to	Exercise		Stock Price Appreciation
	Options	Employees in	Price Per	Expiration	For Option Term
Name	Granted(#)	Fiscal Year	Share	Date	5%	10%
Martine A. Rothblatt	501,500	19.56%	$43.60	06/10	$6,041,007	$13,349,045
	298,592	11.64	43.60	01/15	8,187,335	20,748,313
	368,607	14.37	69.12	12/15	16,023,050	40,605,555
Roger Jeffs	70,000	2.73	48.70	06/15	2,147,424	5,441,993
	105,000	4.09	71.24	12/15	4,704,258	11,921,512
Fred T. Hadeed	75,000	2.92	43.55	01/15	2,054,127	5,205,562
	20,280	0.79	43.55	01/10	244,010	539,199
	45,000	1.75	48.78	06/15	1,380,487	3,498,424
	105,000	4.09	71.24	12/15	4,704,258	11,921,512
Paul A. Mahon	25,000	0.97	43.60	01/15	685,495	1,737,179
	25,000	0.97	48.78	06/15	766,937	1,943,569
	100,000	3.90	71.24	12/15	4,480,245	11,353,821

Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by the Board’s Compensation Committee appreciates at the indicated annual rate compounded annually for the entire term of the option (10 years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price.

The following table presents information regarding the exercise of stock options during the year ended December 31, 2005 by the Named Executive Officers and the value of unexercised in-the-money options at December 31, 2005. The value of unexercised in-the-money options is based on the closing bid price of $69.12 per share for our common stock on December 31, 2005, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. Options are in-the-money at December 31, 2005 if the fair market value of the underlying securities on that date exceeded the exercise price of the option.

Aggregated Option Exercise
And
Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-The-Money Options at December 31, 2005($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Martine A. Rothblatt	—	$—	1,487,982	—	$35,978,130	$—
Roger Jeffs	79,000	3,516,767	298,149	300,357	14,646,461	5,857,773
Fred T. Hadeed	64,531	2,877,855	89,488	268,306	3,958,391	4,902,492
Paul A. Mahon	58,000	2,531,687	108,030	246,732	4,771,623	5,152,439

Executive Officer Employment Agreements; Termination of Employment and Change in Control Arrangements

Chief Executive Officer

In April 1999, we entered into an Executive Employment Agreement with Martine A. Rothblatt, our Chief Executive Officer. The employment agreement provides for an initial five-year term which automatically renews for successive one-year periods after each year. Either party may terminate the agreement prior to an annual renewal, which would result in a four-year remaining term. Dr. Rothblatt is entitled to bonuses for each year of the initial term of the agreement in the form of stock options, in addition to other discretionary bonuses that may be awarded by the Board of Directors. As amended in December 2000, the agreement provides that Dr. Rothblatt will receive an option to purchase that number of shares of common stock that is equal to one-eighteenth of one percent of the increase in our market capitalization, calculated as the average closing bid price for the month of December, from its average measured in December of the prior year (commencing December 2000). Prior to their granting, the Compensation Committee of the Board may reduce the number of shares covered by these options. These options will be awarded pursuant to the Amended and Restated Equity Incentive Plan and will be fully exercisable on the date of grant. The options will have an exercise price equal to or exceeding the fair market value of a share of our common stock on the date of grant. The options are exercisable over five years if Dr. Rothblatt is a 10% or greater stockholder on the date of grant, or 10 years otherwise. The maximum number of shares reserved for such grants is 7,939,517.

If Dr. Rothblatt’s employment is terminated due to her death or disability, we will continue to pay to Dr. Rothblatt or her estate her current base salary through the end of the calendar year following such death or disability, and if her employment is terminated for disability, we will pay for continued benefits under our short-term and long-term disability insurance programs. If Dr. Rothblatt’s employment is terminated by us other than for cause, or if Dr. Rothblatt terminates her employment for good reason, as these terms are defined in the agreement, including circumstances involving a change in control of United Therapeutics (collectively, a “Termination Event”), she will be entitled to a lump sum cash payment equal to the sum of:

•       Her current base salary plus any bonus and incentive payments which have been earned through the date of termination;

•       The greater of her bonus and incentive payments for the prior year or the average of such payments for the prior two years, on a prorated basis for the year of termination;

•       Three times the sum of her highest annual base salary for the preceding twelve months and the greater of her previous year’s bonus and incentive payment or the average of those payments for the previous two years; and

•       The difference between the fair market price and the exercise price of any non-vested options held by Dr. Rothblatt.

Upon a Termination Event, in addition to the benefits Dr. Rothblatt is entitled to receive under any retirement plan in which she participates on the date of termination, Dr. Rothblatt is also entitled to receive a cash payment at her attainment of age 65 of an amount equal to the actuarial equivalent of the retirement pension, if any, she would have been entitled to receive under the terms of the retirement plan in which she was participating at the time of her termination, without regard to any vesting requirements under the plan, had she received three additional years of service following the date of termination at a rate of salary equal to her base salary in effect at the termination date. United Therapeutics is also required to maintain in full force and effect, in substantially all material respects, all employee benefit plans, programs and arrangements in which Dr. Rothblatt was entitled to participate immediately prior to the date of termination for the longer of thirty-six months after the termination date or the date upon which she receives comparable benefits from a new employer, or to provide substantially similar benefits if her participation in such plans or programs is barred.

The agreement also provides for a tax gross-up payment to the extent any payments made upon termination of Dr. Rothblatt’s employment are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor code provision. In addition, Dr. Rothblatt will receive other employee and retirement benefits. The agreement prohibits Dr. Rothblatt from engaging in activities competitive with us for five years following termination of her employment.

Finally, as amended on December 29, 2004, the agreement provides for the ability of Dr. Rothblatt to resign as an officer of United Therapeutics for any reason other than as result of a reason constituting cause in order to take a senior advisory position with us. If Dr. Rothblatt elects to do so, she will be entitled to receive the above termination compensation and continue to be employed on a full-time basis as a Senior Advisor for up to fifteen years from the date of her resignation, for so long as she is willing and able to provide advisory services, with compensation of $50,000 per year without increase, bonus or other adjustment for each year of service. In the event that she chooses to continue her employment as Senior Advisor, Dr. Rothblatt will be obligated to continue to abide by her obligations of confidentiality and non-competition.

Other Executive Officers

We have entered into employment agreements with each of Dr. Jeffs and Messrs. Hadeed and Mahon. As amended on December 29, 2004, the agreements provide for an initial five-year term which automatically renews for successive one-year periods after each year. Either party may terminate the agreement prior to an annual renewal, which would result in a four-year remaining term. Dr. Jeffs’ agreement provides for an annual base salary of at least $250,000. Mr. Hadeed’s agreement provides for an annual base salary of at least $140,000. Mr. Mahon’s agreement provides for an annual base salary of at least $300,000.

In addition, each of the agreements with Dr. Jeffs and Messrs. Hadeed and Mahon provides that if he is terminated by us other than for cause as such term is defined or as a result of a transfer of control of United Therapeutics, or if he terminates the agreement because his authority and responsibilities are materially diminished without cause, then upon the occurrence of any such event, he is entitled to a lump sum payment of the greater of the amount he would have been entitled to receive in base salary through the remaining term of the agreement or an amount equal to two years of his then-current salary, and any unvested options would immediately become vested. Each of these agreements prohibits Dr. Jeffs and Messrs. Hadeed and Mahon from accepting employment, consultancy or other business relationships with an entity that directly competes with us for a period of twelve months following his last receipt of compensation from us.

Finally, as amended on December 29, 2004, the agreements provide for the ability of Dr. Jeffs and Messrs. Hadeed and Mahon to resign as officers of United Therapeutics for any reason other than as result of a reason constituting cause in order to take a senior advisory position with us. If any of Dr. Jeffs or Messrs. Hadeed or Mahon elects to do so, he will be entitled to receive termination compensation as described above and continue to be employed on a full-time basis as a Senior Advisor for up to fifteen years from the date of his resignation, for so long as he is willing and able to provide advisory services, with compensation of $50,000 per year without increase, bonus or other adjustment for each year of service. In the event that either of Dr. Jeffs and Messrs. Hadeed and Mahon chooses to continue his employment as Senior Advisor, he will be obligated to continue to abide by his obligations of confidentiality and non-competition.

Other Termination of Employment and Change in Control Arrangements

The United Therapeutics Corporation Supplemental Executive Retirement Plan becomes effective on July 1, 2006, and provides benefits to our Named Executive Officers and certain other executive officers upon retirement, termination due to disability, death prior to retirement, or in the event of a change in control of United Therapeutics. For a more detailed description of these provisions, see REPORT OF THE COMPENSATION COMMITTEE below.

Report of the Compensation Committee

Role and Membership of the Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee” or “Committee”) oversees United Therapeutics’ compensation plans and policies, annually reviews and approves all executive officers’ compensation decisions, and administers our stock option plans, including reviewing and approving stock option grants to executive officers. The Compensation Committee’s Charter, which is periodically reviewed and revised by the Compensation Committee and the Board, outlines the specific responsibilities of the Compensation Committee. The Compensation Committee Charter is available for your review on our website at http://www.unither.com/corp_gov.asp.

During the fiscal year ended December 31, 2005, the Compensation Committee was comprised of Mr. Causey (Chairman), Dr. Sullivan and Mr. Gray. Each member of the Compensation Committee is an “independent director” under the published listing requirements of The NASDAQ Stock Market, an “outside director” as defined in the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also consider and take action by written consent. In 2005, the Committee met six times.

Use and Role of Outside Advisors

Our Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee and determine the compensation of such persons. In accordance with this authority, the Committee directly engages Compensia, Inc. as independent outside compensation consultant to advise the Committee on compensation practices and policies relating to the executive officers. The independent consulting firm does not advise our management, and receives no other compensation from us, other than a fee of less than $7,500 for a quarterly performance analysis of United Therapeutics relative to our peers. This assignment was explicitly approved by the Chairman of the Compensation Committee before commencement of the consultant’s work.

Executive Compensation Philosophy

Our executive compensation program is designed to achieve four primary objectives: (1) attract and retain executive officers capable of leading United Therapeutics to the fulfillment of our business objectives; (2) offer competitive compensation opportunities that reward individual contributions and corporate performance; (3) align the interests of executive officers and stockholders through long-term equity compensation; and (4) ensure that total compensation is commensurate with the performance and value created for stockholders. With respect to key executives, particular attention is paid to preserving the continued employment of top performers to ensure that our most important objectives are achieved in as effective and timely a fashion as possible. The Compensation Committee believes that such an approach is critical to promoting stockholder interests in a relatively small and rapidly growing company. The Compensation Committee also places heavy emphasis on pay for performance and believes that substantial portions of total compensation should be at risk. Likewise, outstanding performance should lead to substantial increases in and awards of compensation.

The main components we have used to support these objectives are base salary, cash incentive and stock options. For each of these three elements, our strategy has been to examine peer group compensation practices and place our executive officer compensation appropriately, based on our performance relative to the peer group as well as many other factors, including the executive’s performance, contribution to the advancement of corporate objectives, impact on financial results, development of the management team, and strategic accomplishments.

The Compensation Committee examines the compensation practices of two peer groups to assess the competitiveness of officer compensation. The first peer group (“Similarly Situated Peer Group”) includes biopharmaceutical and biotech companies that are labor market competitors for executive talent and/or are in a similar range with respect to several metrics, principally market capitalization, revenues, and number of employees. The second peer group (“High Performing Peer Group”) includes biopharmaceutical and biotech companies deemed to be industry leaders as measured by financial performance, stockholder value creation and drug development/commercialization, and which compete with us for management talent. The companies in either peer group may, but do not necessarily, include some or all of the companies that are included in the market indices in the graph included under STOCK PRICE PERFORMANCE in this Proxy Statement.

The peer group is reviewed periodically by the Compensation Committee and adjustments are made as necessary to ensure the group continues to properly reflect the market in which we compete for talent. The Committee reviews the executive pay practices of these peer companies as reported in industry surveys, public filings of specific companies and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

Discussion of the Components of the Executive Compensation Program

Base Salary

The Compensation Committee believes that increases to base salary should reflect the individual’s performance for the preceding year; his/her pay level relative to similar positions in our peer group, taking performance into account; the individual’s role/impact to the organization; and our financial condition and prospects. Salaries are reviewed at the end of the fiscal year and increases are effective January 1 of the following year.

Cash Incentive

We use the cash incentive program to reward the contribution of the executive officers toward the achievement of key corporate performance milestones. This program pays cash incentive awards to the executive officers on a semi-annual basis. In addition to financial measures of corporate performance, such as income and revenue growth, the Compensation Committee emphasizes other indicators of performance, such as the progress of our research and development programs and corporate development activities. These accomplishments necessarily involve a subjective assessment of corporate performance by the Compensation Committee. Moreover, the Compensation Committee does not base our considerations on any single performance factor, but rather considers a mix of factors and evaluates company and individual performance against that mix.

At the end of each year, the Compensation Committee establishes bonus targets for the following year designed to deliver total cash compensation (base salary plus bonus) that will result in appropriate placement versus peer group practice based on performance. The Committee also establishes goals for each executive officer that relate to our five strategic objectives which are to: (1) demonstrate earnings per share growth in the top quintile performance relative to peers; (2) communicate accurately and effectively our clinical information to prescribers; (3) develop and manufacture the best possible medicines from our intellectual property platforms; (4) conduct the most insightful possible clinical trials of our medicines as evidenced by high rankings in medical consensus statements and publication in leading medical journals; and (5) accomplish all of the above with the highest level of ethical conduct.

Twice yearly, the Compensation Committee reviews each executive officer’s achievement against the goals and determines the incentive award earned. The Compensation Committee validates the resulting payouts by comparing our total cash and performance, based on more traditional financial measures, to the peer group.

Equity Compensation

Equity compensation is a critical component to our efforts to attract and retain executives and key employees, encourage employee ownership in United Therapeutics, link pay with performance and align the interests of executive officers with those of stockholders. We provide executive officers and other key employees with a substantial economic interest in the long-term appreciation of our common stock through the grant of stock options, subject to vesting restrictions. Options provide value only if our stock price increases (which benefits all stockholders), and only if the executive or employee remains with us until his or her options vest. Our standard practice is to grant options that vest over a three-year period, with options granted to the Chief Executive Officer vesting immediately in accordance with the terms of her employment agreement.

We are sensitive to the concerns of our stockholders regarding the dilutive impact of stock options. Accordingly, we have designed our option grant practices to reflect an appropriate balance between stockholders’ dilution concerns and our need to remain competitive by recruiting and retaining high-performing employees. Unlike many companies that manage annual equity usage to a set pool, our aggregate stock option pool varies from year-to-year based on performance. Stock options are awarded to executive officers based upon a subjective evaluation of individual performance, our overall performance and the annual equity grants received by comparable positions in the peer groups. Non-executive officer employees receive stock option grants under the Milestone Incentive Bonus Plan. This Plan provides each full-time employee, other than certain key executives, with the opportunity to receive a percentage of their salary, which varies with the employee’s level of responsibility, in stock options for each company-wide milestone achieved. Additionally, a new stock option program was created in 2003 to recognize and provide incentives to mid-level management across United Therapeutics. Twice each calendar year, our executive officers nominate key senior managers to receive a percentage of a dedicated pool of 50,000 stock options, based upon their performance and importance to us. In 2005, approximately 25 managers each received individual grants under this program.

Due to changes in equity accounting regulations and the related shift in equity compensation practices in our industry, the Compensation Committee reviewed the executive and broader employee equity program in early 2005. The purpose of this review was to determine if the current stock option program:

(1) supports our executive/employee attraction and retention initiatives; (2) provides the appropriate incentive to executives and employees to create long-term stockholder value; and (3) serves the best interests of our stockholders. At this time, the Compensation Committee believes that stock options priced at the full fair market value of our common stock on the date of grant best achieve the objectives stated above. However, the Committee believes it is prudent to maintain the flexibility to use other forms of equity compensation if changes occur in business conditions and/or competitive practices.

Benefits and Perquisites

We provide benefits and perquisites which are substantially similar to those provided to executives at other companies in our industry. We provide medical and other benefits to executives that are generally available to other employees, including a 401(k) plan. All our employees are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Code Sections 401(k), 404 and 415 (i.e., $14,000 in 2005 or $18,000 for eligible participants that are 50 or older). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account. We make matching contributions equal to twenty percent of the participant’s contributions for employees who have completed six months of employment, with such matching contributions vesting 33 1/3% per year based on years of service with us, not the amount of time an employee has participated in the plan. Therefore, once an employee completes three years of service, his or her account is fully vested. During 2005, we made matching contributions to the four Named Executive Officers totaling approximately $11,000.

As discussed more fully in the PREVIEW OF 2006 EXECUTIVE COMPENSATION section below, the Compensation Committee approved a supplemental retirement/retention arrangement for executive officers and other key employees. The effective date of this arrangement is July 1, 2006.

Under our Executive Automobile Policy adopted by the Compensation Committee, executive officers are entitled to leased vehicles not to exceed a mutually agreed upon amount as determined in the recipient’s employment agreement or as otherwise established by the Compensation Committee. During 2005, three executive officers had leased vehicles, with monthly lease payments ranging from $653 to $1,173. Additionally we insure the vehicles and pay for reasonable costs associated with vehicle maintenance. Each recipient is required to maintain a personal use log so that the appropriate value of any personal use can be reported as income to the recipient. In the event that an executive officer chooses not to receive a company-provided leased vehicle, he or she will receive a $600 monthly car allowance, subject to normal tax and withholdings.

As approved by the Board of Directors, we pay for the cost of personal legal counsel advising Dr. Rothblatt and Mr. Hadeed with respect to their obligations under the securities laws as a result of their positions as Chief Executive Officer and Chief Financial Officer of United Therapeutics, such cost not to exceed $10,000 per quarter per executive. In 2005, we paid a total of $12,254 to such legal counsel.

Review of 2005 Executive Compensation Decisions (excluding the Chief Executive Officer)

Base Salary

In December 2004, the Compensation Committee met to review and approve executive officer salary increases for the upcoming fiscal year. After considering the factors listed above under DISCUSSION OF THE COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM—BASE SALARY and the Chairman and Chief Executive Officer’s input with respect to the executive officer group, the Committee approved 2005 salary increases for the executive officers ranging from 9% to 20% of base salary. Specifically, the Compensation Committee considered our recent success (e.g., attaining profitability). The Committee believes the visibility/marketability of the executive team increases significantly with our accomplishments and heightens the importance of compensating the executive officer group in a manner commensurate with their performance contribution.

Cash Incentive

As outlined in the section above DISCUSSION OF THE COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM—CASH INCENTIVE, the Committee establishes specific goals for the cash incentive program at the beginning of each year in support of our five strategic objectives. For 2005, the cash incentive program included ten specific goals against which the Committee assessed performance of executive officers in June and in December. Effective for 2005, the Compensation Committee also increased the maximum incentive opportunity for the executive officer group to increase the at-risk portion of total compensation and allow the Committee to better link executive pay to performance against our goals and relative to peers. The table below provides the maximum incentive opportunity for the executive officers and their actual payout for 2005, representing 40% of the maximum incentive opportunity:

Executive Officer	Maximum Cash Incentive	Actual Incentive Earned
Roger Jeffs	$300,000	$120,000
Fred T. Hadeed	$200,000	$80,000
Paul A. Mahon	$150,000	$60,000

Equity Compensation

The Compensation Committee approved 2005 stock option grants for the executive officers as outlined in the EXECUTIVE COMPENSATION section above in the table titled “Option Grants in Last Fiscal Year.” The Committee considered our financial performance, achievement of key strategic initiatives and individual performance when determining the size of executive officer stock option grants. In addition to these stock option awards, in January 2005 Mr. Hadeed received his 2004 stock option award and stock option regrant under an option exchange program. We entered into an option exchange program in July 2004 with certain key executives whereby individuals were afforded the opportunity to surrender certain past stock option grants with an exercise price higher than $45.00. In exchange, these executives received a new option grant covering the shares tendered in January 2005. The Committee believes this program was appropriate to create a maximum incentive for existing executives to contribute to our success.

Benefits and Perquisites

We made no material changes to our benefits and perquisites program in 2005.

Summary

Overall, the Compensation Committee believes the compensation awarded to the executive officers in 2005 is consistent with our pay-for-performance philosophy. Compensation for the executive officers was generally in the top quintile of the Similarly Situated Peer Group and fourth quintile of the High Performing Peer Group (this excludes the value of the option exchange program regrant and January 2005 stock option awards which relate to 2004 performance and would have ordinarily been awarded in 2004). Performance, however, was in the top quintile of both peer groups as measured by several common financial and stockholder value metrics:

UTHR Percentile Rank
Measure	vs. Similarly Situated Peers	vs. High Performing Peers
Revenue Growth	> 80th Percentile	> 80th Percentile
Net Income Growth	> 80th Percentile	> 80th Percentile
Operating Income Growth	> 80th Percentile	> 80th Percentile
EPS Growth	> 80th Percentile	> 80th Percentile
Total Shareholder Return	> 80th Percentile	> 80th Percentile
Market Capitalization per Employee	> 80th Percentile	> 80th Percentile
Total Compensation Delivered to Executive Officers (excluding CEO)	> 80th Percentile	70th Percentile

Preview of 2006 Executive Compensation (excluding the Chief Executive Officer)

In December 2005, the Compensation Committee met and approved the following base salary, maximum cash incentive opportunity and target stock option levels for the executive officers. These decisions were based on the executive compensation philosophy principles discussed earlier in this report and reflect the Compensation Committee’s assessment of company and individual performance during 2005:

Executive Officer	2006 Base Salary	Maximum 2006 Cash Incentive	2006 Target Stock Option Grant
Roger Jeffs	$650,000	$350,000	175,000
Fred T. Hadeed	$630,000	$250,000	150,000
Paul A. Mahon	$560,000	$200,000	125,000

The Committee and the Chairman and Chief Executive Officer recognized that it is common for executives to hold positions for multiple employers during the course of their careers. Given this trend and the relative youth of the management team, the Committee was concerned that key executives might choose to pursue other opportunities in the future. The Committee determined that the long-term interests of stockholders are best served by retention of the current management team. As a consequence, the Chairman and Chief Executive Officer was directed to consider multiple strategies, both compensation and non-compensation related, to meet this retention objective. To this end in April 2006, the Committee approved a supplemental retirement/retention program for selected executives of United Therapeutics and our affiliates to enhance the long-term retention of individuals who have been and will continue to be vital to our success. This program is the result of such discussions between the Compensation Committee and the Chairman and Chief Executive Officer regarding the retention of key executives.

After considering several compensation arrangements focused on the retention of key executives, the Compensation Committee approved the United Therapeutics Corporation Supplemental Executive Retirement Plan (the “SERP”) that is effective as of July 1, 2006. The SERP is administered by the Compensation Committee. Only a member of a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2) may be eligible to participate in the SERP and if a participant terminates employment with us for any reason prior to age 60, no benefit will be earned. Our

Named Executive Officers and two other officers have been designated to participate in the SERP. Each of these participants is eligible, upon retirement after the age of 60, to receive monthly payments equal to the monthly average of the total gross base salary received by the participant over his or her last 36 months of active employment (the “Final Average Compensation”), reduced by the participant’s Social Security benefit (determined as provided under the SERP), for the remainder of the participant’s life (the aggregate amount of such payments, the “Normal Retirement Benefit”), commencing on the first day of the sixth month after retirement. By age 60, all of the current participants except one will have had 15 years of service if they remain employed by us. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP (the aggregate amount of such payments referred to as the “Disability Retirement Benefit”), commencing on the first day of the sixth month after termination of employment.

Future participants will be recommended for participation in the SERP by the Chief Executive Officer and will become participants on the first day of the month coinciding with or next following the date of designation by the Committee of eligibility to participate in the SERP. Upon retirement after the age of 60, such participants will be eligible to receive a Normal Retirement Benefit, made in monthly payments equal to (1) the participant’s Final Average Compensation, reduced by the participant’s Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant’s years of service and the denominator of which equals 15, for the remainder of the participant’s life commencing on the first day of the sixth month of retirement. In the event of termination of employment due to disability prior to the age of 60 or death prior to retirement, a participant or the participant’s beneficiary, as applicable, will be entitled to a Disability Retirement Benefit equal to a percentage of the Normal Retirement Benefit such participant would have been eligible to receive, as determined under the SERP, commencing on the first day of the sixth month after termination of employment. The Compensation Committee expects the number of participants to remain small during the life of this program.

In the event of a transfer of control of United Therapeutics by acquisition, merger, hostile takeover or for any other reason whatsoever which also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Internal Revenue Code section 409A(a)(2)(A)(v) (a “Change in Control”), a participant who is actively employed on the date of the Change in Control will be entitled to a lump sum payment equal to the actuarial equivalent present value of a monthly single life annuity equal to (1) the participant's Final Average Compensation, reduced by the participant's estimated future Social Security benefit (determined as provided under the SERP), multiplied by (2) a fraction (no greater than one), the numerator of which equals the participant's years of service and the denominator of which equals 15, to be paid as soon as administratively practicable following the Change in Control. In the event that a participant is entitled to a Normal Retirement Benefit or Disability Retirement Benefit at the time of a Change in Control, all such payments (or any remaining payments, with respect to any participant who is receiving payments under the SERP at the time of the Change in Control) will be made in a lump sum as soon as administratively practicable following such Change in Control (without regard to whether the participant otherwise is in pay status at the time of the Change in Control).

Participants in the SERP will be prohibited from competing with us or soliciting our employees for a period of twelve months following his or her termination of employment (or, if earlier upon attainment of age 65). Violation of this covenant will result in forfeiture of all benefits under the SERP.

Chief Executive Officer Compensation

Dr. Rothblatt is eligible to participate in the same compensation plans, including the cash incentive and equity incentive plans available to our other executive officers. In determining Dr. Rothblatt’s 2005 and 2006 compensation (described below), the Compensation Committee applied the same compensation philosophy and principles discussed above for the other executive officers.

2005 Compensation

•       Base Salary. Effective January 1, 2005, the Compensation Committee increased Dr. Rothblatt’s base salary from $600,000 to $660,000 in recognition of Dr. Rothblatt’s leadership and performance in guiding us to exceptional achievements relative to our peers.

•       Cash Incentive Award. Dr. Rothblatt’s maximum cash incentive opportunity was set at $450,000. The actual award earned is based on the same criteria/factors used to determine awards for the other executive officers. For 2005, the Committee awarded Dr. Rothblatt a bonus of $180,000 for 2005, or 40% of the maximum award, which is the same percentage earned by other executive officers.

•       Equity Compensation. Long-term incentive compensation for the Chief Executive Officer, if any, is based upon increases in our market capitalization and is determined in accordance with the annual stock option grant calculation provided in her employment agreement and included in the Amended and Restated Equity Incentive Plan. Prior to grant, the Compensation Committee of the Board may reduce the number of shares covered by these options. For 2005, Dr. Rothblatt was awarded an option to purchase 368,607 shares of common stock. Because Dr. Rothblatt participated in the 2004 option exchange program described above under EQUITY COMPENSATION, and the terms of this program prohibited the receipt of a stock option grant between July 18, 2004 and January 20, 2005, the option awards in the table titled “Option Grants in Last Fiscal Year” in the EXECUTIVE COMPENSATION section above include her 2004 stock option award plus regranted shares associated with her participation in the exchange program. These awards were granted in January 2005.

•       Summary. The Compensation Committee’s decision with respect to Dr. Rothblatt’s 2005 pay resulted in total compensation that was in the top quintile relative to Similarly Situated Peers and the third quintile relative to High Performing Peers. Based on our performance which has been discussed above, the Committee believes this level of compensation is appropriate.

2006 Compensation

In recognition of Dr. Rothblatt’s (1) longstanding leadership, determination and perseverance, (2) outstanding efforts to increase revenues and profits in 2005, (3) excellent work in educating and informing investors of our improved prospects, and (4) her other accomplishments benefiting us and our stockholders, the Compensation Committee awarded Dr. Rothblatt a salary increase effective January 1, 2006 of $65,000 bringing her total 2006 salary compensation to $725,000. Dr. Rothblatt will also have a maximum cash incentive opportunity of $500,000 and her annual stock option award will be determined in accordance with the terms of her employment agreement. Dr. Rothblatt will participate in the supplemental retirement/retention arrangement described above.

Stock Option Repricing

In November 2001, the Compensation Committee of the Board of Directors approved a plan to allow employees, including all executive officers except for the Chief Executive Officer, to voluntarily permit up to one-third of their outstanding options to be canceled. The plan was approved because many of the options which had been previously granted had exercise prices that were significantly higher than the then-current market price of our common stock and did not provide meaningful stock-based incentive compensation to those employees. In exchange for each canceled option, we granted a new option in May 2002. No guarantees or other promises of remuneration were made to the employees, including executive officers, who agreed to participate.

In June 2004, the Compensation Committee of the Board of Directors approved a similar plan to allow certain employees, including the Chief Executive Officer, to voluntarily permit options to be canceled. The options that qualified for cancellation included only those options issued pursuant to our Amended and Restated Equity Incentive Plan at prices higher than $45.00. In exchange for each canceled option, we granted a new option in January 2005. No guarantees or other promises of remuneration were made to the employees, including executive officers, who agreed to participate.

In the following table, information regarding all repricings of options held by any executive officer during the period from June 17, 1999, the date we became a reporting company under the Securities Exchange Act of 1934, through December 31, 2005, is presented.

Ten Year Option Repricings

		Number of				Length of Original Option
Name	Date	Securities Underlying Options Repriced (#)	Market Price At Time of Repricing	Exercise Price At Time of Repricing	New Exercise Price	Term Remaining At Date of Repricing (Years)
Martine A. Rothblatt	1/20/05	500,000	$43.60	$90.00	$43.60	5.5
Chairman and Chief	1/20/05	1,500	43.60	84.88	43.60	5.5
Executive Officer
Roger Jeffs	5/10/02	10,000	12.69	57.13	12.69	7.9
President and Chief	5/10/02	12,000	12.69	41.56	12.69	7.9
Operating Officer	5/10/02	100,000	12.69	65.06	12.69	8.0
	5/10/02	1,200	12.69	84.88	12.69	8.1
Fred T. Hadeed	5/10/02	9,720	12.69	46.00	12.69	7.7
Executive Vice President	5/10/02	10,000	12.69	63.25	12.69	7.7
for Business Development	5/10/02	10,000	12.69	57.13	12.69	7.9
and Chief Financial	5/10/02	12,000	12.69	41.56	12.69	7.9
Officer	5/10/02	840	12.69	84.88	12.69	8.1
	1/21/05	20,280	43.55	46.00	43.55	5.0
David Walsh	5/10/02	17,533	12.69	46.00	12.69	7.7
Executive VP and Chief	5/10/02	10,000	12.69	57.13	12.69	7.9
Operating Officer for	5/10/02	900	12.69	84.88	12.69	8.1
Production	1/24/05	22,467	42.56	46.00	42.56	5.0

Compensation Deductibility Policy

Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that publicly held companies may not deduct compensation paid to the Chief Executive Officer and the four other most highly paid executive officers that exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. The Compensation Committee has determined that ordinary income recognized by our executive officers, as a result of their exercise of stock options granted by the Compensation Committee under the our Amended and Restated Equity Incentive Plan having an exercise price at least equal to the fair market value of our common stock on the date of grant, qualifies as performance-based compensation as defined under Section 162(m) of the Code. The Compensation Committee has not adopted a policy with respect to the application of Section 162(m) of the Code as to annual cash compensation exceeding $1 million. However, none of the executive officers’ annual cash compensation has exceeded the $1 million limit.

The Compensation Committee believes that the continued commitment and leadership of our executive officers through fiscal year 2005 were and continue to be important factors in accomplishing our achievements.

Compensation Committee
Christopher Causey (Chair)
Louis Sullivan, M.D.
R. Paul Gray

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2005, the members of the Compensation Committee were Messrs. Causey and Gray, and Dr. Sullivan. All members of the Compensation Committee are independent directors. No member of our Compensation Committee is a current or former officer or employee of United Therapeutics or any of our subsidiaries, and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of United Therapeutics.

Report of the Audit Committee

The Audit Committee oversees United Therapeutics’ financial reporting process and monitors compliance with our Code of Ethics and Business Conduct on behalf of the Board of Directors. We are all independent directors under the listing standards of NASDAQ and the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter, which we review annually and which was adopted by our Board of Directors. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the corporate governance rules issued by the Securities and Exchange Commission and NASDAQ, as they relate to audit committee requirements.

We have met and held discussions with management and our independent auditors. Management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. The audit committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent auditors. Ernst & Young LLP functioned as the independent auditors for 2005. Ernst & Young LLP is responsible for expressing an opinion on (1) the conformity of our financial statements with generally accepted accounting principles, (2) the effectiveness of our internal control over financial reporting and (3) the effectiveness of management’s assessment of internal control over financial reporting. The Audit Committee does not prepare financial statements or conduct audits.

In conjunction with the December 31, 2005 audited consolidated financial statements, we have:

•       reviewed and discussed our 2005 consolidated financial statements with our management and Ernst & Young LLP, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for us, and the reasonableness of significant judgments;

•       reviewed and discussed management’s assessments of the effectiveness of internal controls over financial reporting and Ernst & Young LLP’s related assessments and auditing procedures;

•       discussed with Ernst & Young LLP the overall scope of and plans for our audits and reviews. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss our financial reporting processes and internal accounting controls. We have reviewed all important audit findings prepared by Ernst & Young LLP;

•       discussed with Ernst & Young LLP matters that are required to be discussed by generally accepted auditing standards, including those standards set forth in Statement on Auditing Standards No. 61, Communications with Audit Committees. Ernst & Young LLP also provided to the Audit Committee the written disclosures regarding its independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. We also discussed with Ernst & Young LLP any relationships that may have an impact on their objectivity and independence and satisfied ourselves as to Ernst & Young LLP’s independence. We also reviewed and pre-approved the scope and fees for all audit and other services performed by Ernst & Young LLP for us; and

•       met and reviewed with members of senior management and Ernst & Young LLP the certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission relating to these certifications and the overall certification process.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements for 2005 and related reports on internal controls be included in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee:
R. Paul Gray (Chair)
Christopher Causey
Christopher Patusky

Stock Price Performance

The following table and graph set forth our total cumulative stockholder return as compared to the cumulative returns of the NASDAQ US Stock Market Index and the NASDAQ Pharmaceutical Stocks Index. Total stockholder return assumes $100.00 invested at the beginning of the period in our common stock, the stocks represented in the NASDAQ US Stock Market Index and the stocks represented in the NASDAQ Pharmaceutical Stocks Index, respectively. Total return assumes reinvestment of dividends, although we have paid no dividends on our common stock. The information on the graph covers the period from December 31, 2000 through December 31, 2005. Historical stock price information shown on the graph below should not be relied upon as indicative of future stock price performance.

COMPARISON OF THE FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG UNITED THERAPEUTICS CORPORATION,
THE NASDAQ US STOCK MARKET INDEX, AND
THE NASDAQ PHARMACEUTICAL STOCKS INDEX

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
United Therapeutics Corporation	$100.00	$70.58	$113.22	$155.59	$306.10	$468.61
NASDAQ US Stock Market Index	$100.00	$79.32	$54.84	$81.99	$89.22	$91.12
NASDAQ Pharmaceutical Stocks Index	$100.00	$85.23	$55.07	$80.73	$85.98	$94.67

Certain Relationships and Related Transactions

Marketing and Consulting Agreements

In February 2003, we entered into an agreement for the development, hosting and maintenance of our website www.Remodulin.com with The Medical Learning Company, Inc., a company controlled by Raymond Kurzweil, who is one of three non-independent directors on our eight-person Board of Directors. The Medical Learning Company, Inc., is a joint venture with the American Board of Family Practice, the second largest medical specialty board in the United States, and has extensive experience in the design, development and maintenance of Internet-based information resources for physicians. Pursuant to this Agreement, we paid The Medical Learning Company an initial payment of $29,000 and agreed to pay a continuing payment of $2,000 per month for posting new information to and maintenance of the website. In May 2005, this agreement was terminated. During 2005, we incurred approximately $16,000 under this agreement.

In September 2002, we entered into a technical services agreement with Kurzweil Technologies, Inc. (KTI), a company controlled by Raymond Kurzweil. Pursuant to this agreement, we will pay KTI $40,000 monthly for consulting fees, additional sums for preapproved patent work, and up to $1,000 monthly for reimbursement of expenses for certain telemedicine technology development services. In addition, we will pay KTI a five percent royalty on certain sales of products reasonably attributed to and dependent upon technology developed by KTI under the technical services agreement and which are covered by claims of an issued and unexpired United States patent(s). We may terminate this agreement upon 30 days advance notice to KTI and KTI may terminate this agreement upon 180 days advance notice to us. During 2005, we incurred approximately $541,000 of fees and expenses related to this agreement, of which approximately $134,000 was payable to KTI at December 31, 2005. The Audit Committee of the Board of Directors approved this transaction.

We entered into an agreement in 2002 with Raymond Kurzweil to provide strategic consulting services in the field of telemedicine. The value of the agreement is $10,000 annually. In 2002, we entered into an agreement with a company affiliated with Raymond Kurzweil with a total value of $15,000. During 2005, we paid a total of $15,000 under these agreements.

Receivable from Executive Officer

In April 2002, we agreed to loan $1.3 million to Dr. Roger Jeffs, our President and Chief Operating Officer, to purchase his primary residence, the principal and interest of which were fully repaid in May 2005. The loan and accrued interest were due at the end of five years or earlier, in part or in full, if Dr. Jeffs obtained a mortgage on the property, exercised and sold any of our stock options, sold any of our stock, or sold the property. Interest of 6.5 percent per year accrued on the note. The loan was secured by the property and all of our stock that Dr. Jeffs owned or later acquired. The Audit Committee and the Compensation Committee of the Board of Directors, as well as the full Board of Directors, approved this transaction. In June 2002, Dr. Jeffs was elected to the Board of Directors by our shareholders. During the year ended December 31, 2005, Dr. Jeffs paid approximately $451,000 of outstanding interest and principal on the note. At December 31, 2005, the note was fully repaid by Dr. Jeffs.

Research Agreement

In 2000, we entered into a research agreement with University of Oxford and an agreement for consulting services with Isis Innovation Limited (formerly Oxford University Consulting) with respect to the development of our iminosugar platform. We incurred approximately $544,000 in expenses during 2005 under these agreements. Under the research agreement, we are required to pay the University of Oxford a royalty equal to 1.5% percent of net sales of products arising from the research, less certain offsets. Professor Raymond Dwek, a director of United Therapeutics, also serves as Chairman of the Department of Biochemistry at the University of Oxford, and is a co-discoverer of our iminosugar drug platform and a co-principal investigator under our research agreement with University of Oxford. These agreements were originally entered into prior to the date that Professor Dwek became a director of United Therapeutics, although they have subsequently been renewed. The Board of Directors has determined that Professor Dwek is “independent” under Rule 4200(a)(15) of the NASDAQ listing standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities with the Securities and Exchange Commission and to furnish copies of all such reports to us. We routinely assist our officers and directors in preparing and filing these reports. To our knowledge, based solely on review of the copies of such reports furnished to it, we believe that for the fiscal year ended December 31, 2005, all such filing requirements were met.

Voting Procedures

Shares can be voted only if the stockholder is present in person or by proxy. Whether or not a stockholder plans to attend in person, he or she is encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of United Therapeutics at 1110 Spring Street, Silver Spring, Maryland 20910, a written notice of revocation or a fully executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions, “broker non-votes” (i.e., shares held by brokers or nominees that are represented at the meeting but with respect to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) and proxies that are marked “without authority” with respect to the election of any one or more nominees for election as directors will be counted as present in determining whether the quorum requirement is satisfied.

Directors are elected by a plurality of the affirmative votes cast at the Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, any shares represented at the Annual Meeting but not voted for any reason have no impact on the election of directors. Cumulative voting is not permitted in the election of directors.

Independent Registered Public Accounting Firm

Ernst & Young LLP has acted as our independent registered public accounting firm since the Audit Committee of the Board of Directors engaged the firm in September 2003 and has been selected by the Audit Committee to act as such for 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. In connection with the audit of the 2005 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Principal Accountant Fees and Services

Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years in each of the following categories are:

	2005	2004
Audit fees	$401,000	$402,000
Audit-related fees	—	—
Tax fees	182,000	37,000
All other fees	—	—
	$583,000	$439,000

Fees for audit services include fees associated with audit of our consolidated annual financial statements, reviews of interim consolidated financial statements included in quarterly reports, accounting and financial reporting consultations and services in connection with registration statements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported as audit fees. Tax Fees are fees billed for professional services for tax compliance, tax advice and tax planning. All other fees include fees for permitted products and services other than those classified as audit, audit-related or tax.

The Audit Committee of the Board of Directors has considered and determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. Since Ernst & Young LLP’s appointment as our independent registered public accounting firm, the Audit Committee has pre-approved all of the services performed by Ernst & Young LLP.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter to the Audit Committee prior to December 31 of each year, outlining the scope of the proposed audit and related audit fees. The Audit Committee reviews the letter, negotiates with and formally engages the auditor.

For non-audit services, our senior management may submit from time to time to the Audit Committee for approval non-audit services which it recommends that the Audit Committee engage the independent auditor to provide. Our senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firmpursuant to this pre-approval process.

The Audit Committee also delegates pre-approval authority to its Chairman. The Chairman reports any decisions made in accordance with such authority to the Audit Committee at its next scheduled meeting.

Stockholder Proposals

Stockholder proposals intended for inclusion in our proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders must be received by us by overnight mail, acceptance signature required, no later than January 8, 2007 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in our proxy statement and form of proxy relating to that meeting.

In order for a stockholder to bring other business before the 2007 annual stockholders meeting, timely notice must be given to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2007 annual stockholders meeting unless notice of the date of that meeting is provided to the stockholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a stockholder must be received by our Secretary no later than ten days following the date on which notice of the date of the 2007 annual stockholders meeting was mailed or disclosed to stockholders. Such notice must include a description of the proposed business, the reason for conducting the proposed business at the meeting and other matters as specified in our Amended and Restated Bylaws. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by proxies designated by us. All notices of proposals must be given by overnight mail, acceptance signature required, to United Therapeutics Corporation, Attention: Secretary, 1110 Spring Street, Silver Spring, Maryland 20910.

We will furnish a copy of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws to any stockholder without charge upon written request to the Corporate Secretary by the stockholder.

Director Nominations

In order for a stockholder to nominate a director for election at the 2007 Annual Meeting of Stockholders, our Amended and Restated Bylaws require that the stockholder give timely detailed notice of the nomination to us in advance of the meeting. Such notice must be given no later than ninety (90) days nor more than one hundred and twenty (120) days before the 2007 annual stockholders meeting unless notice of the date of that meeting is provided to the stockholders less than one hundred (100) days prior to the meeting in which case notice of a proposal delivered by a stockholder must be received by our Secretary no later than ten days following the date on which notice of the date of the 2007 annual stockholders meeting was mailed or disclosed to stockholders. In addition, the notice must meet all other requirements contained in our Amended and Restated Bylaws.

The Nominating and Governance Committee of the Board does not have a specific policy with respect to considering any director candidates recommended by stockholders, believing that it is more appropriate to rely on our network of contacts for identifying and evaluating potential director candidates. To be considered by the Nominating Committee, a director candidate shall meet the following minimum criteria:

•       personal and professional integrity;

•       a record of exceptional ability and judgment;

•       ability and willingness to devote the required amount of time to our affairs;

•       interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of our stockholders;

•       reasonable knowledge of the fields of our operations, as well as familiarity with the principles of corporate governance;

•       expertise required by Board committees;

•       confidence that the candidate is capable of working constructively on the Board and with management; and

•       absence of any personal or professional relationships that would adversely affect their ability to serve the best interests of our stockholders and United Therapeutics.

Once such potential nominees have been identified, the Nominating and Governance Committee, with the help of the General Counsel, screens candidates, performs reference checks, prepares a biography of each candidate for the Nominating and Governance Committee to review and conducts interviews. The Nominating and Governance Committee and our Chief Executive Officer interview the identified candidates and, in accordance with its Charter, the Nominating and Governance Committee selects nominees that best suit the Board’s needs to recommend to the full Board.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. In addition, stockholders may obtain additional copies of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission without charge by mailing a request to United Therapeutics Corporation, Attention: Vice President, Investor Relations, 1110 Spring Street, Silver Spring, Maryland 20910. The Form 10-K includes certain exhibits that will be provided only upon payment of a fee covering our reasonable expenses.

Code of Ethics

We have a written Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, our principal accounting officer and every other director, officer and employee of United Therapeutics. The Code of Conduct and Ethics is available on our Internet website at www.unither.com. A copy of the Code of Conduct and Ethics will be provided free of charge by making a written request and mailing it to our corporate headquarters to the attention of Investor Relations Department. If any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that applies to the principal executive officer, principal financial officer and principal accounting officer is made, such information will be posted on our Internet website at www.unither.com.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than as presented above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interests of United Therapeutics.

May 8, 2006

UNITED THERAPEUTICS CORPORATION
Proxy for 2006 Annual Meeting of Stockholders to be Held on June 26, 2006

The undersigned holder of the common stock of United Therapeutics Corporation hereby names, constitutes and appoints Martine A. Rothblatt and Paul A. Mahon, and each of them, with full powers of substitution to act as true and lawful attorneys and proxies for the undersigned, and in the place and stead of the undersigned to attend the 2006 Annual Meeting of the Stockholders of United Therapeutics Corporation to be held on Monday, June 26, 2006 at 9:00 a.m. Eastern Time, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on May 1, 2006, with all the powers that the undersigned would possess if the undersigned were personally present.

THIS PROXY IS BEING SOLICITED
ON BEHALF OF THE BOARD
OF DIRECTORS

PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED REPLY ENVELOPE

(Continued and to be SIGNED on the reverse side)

1

1. Election of Class I Directors Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.	FOR all nominees listed, except as marked to the contrary ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	Nominees: Class I: Raymond Kurzweil Martine A. Rothblatt Louis W. Sullivan THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to United Therapeutics at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

2. The transaction of such other business as may properly come before the meeting and any and all adjournments thereof.

IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR JUDGEMENT. AT PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

The undersigned acknowledges receipt from United Therapeutics prior to the execution of this proxy of the Notice of Annual Meeting of stockholders, a Proxy Statement and the 2005 Annual Report to stockholders.

DATED	STOCKHOLDER (print name)

STOCKHOLDER (sign name)

I do ☐ do not ☐ plan to attend the meeting. (Please check one.)

NOTE:

Please sign exactly as the names(s) appear on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If stockholder is a corporation, the signature should be that of an authorized officer, who should indicate his or her title.

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